Exhibit 10.36

INGERSOLL-RAND COMPANY

ELECTED OFFICERS SUPPLEMENTAL PROGRAM II

Effective January 1, 2005

Amended and Restated Effective January 1, 2009

INGERSOLL-RAND COMPANY

ELECTED OFFICERS SUPPLEMENTAL PROGRAM II

i

INGERSOLL-RAND COMPANY

TABLE OF CONTENTS (cont.)

ii

INTRODUCTION

Ingersoll-Rand Company (the “Company”) adopted this Ingersoll-Rand Company Elected Officers Supplemental Program II (the “Program”), effective January 1, 2005, to provide supplemental retirement benefits to certain key management individuals employed by the Company and its affiliates in addition to the benefits provided from other qualified and non-qualified plans maintained by the Company and its affiliates. The Program shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”). The terms of the Program are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations or other administrative guidance issued thereunder, and the terms of the Program shall be interpreted and administered in accordance therewith.

The Program is a continuation of the Ingersoll-Rand Company Elected Officers Supplemental Program (the “Predecessor Program”). The Predecessor Program became effective on June 30, 1995 and was amended and restated, effective January 1, 2003, and was thereafter amended. Effective December 31, 2004, the Company froze the Predecessor Program to exclude all subsequently deferred amounts that would otherwise be subject to Code Section 409A, including benefits accrued under the Predecessor Program as of December 31, 2004 that were not vested as of that date.

The Company has adopted the Program to provide supplemental retirement benefits subject to Code Section 409A on substantially the same terms as those provided under the Predecessor Program to the extent such terms are not inconsistent with Code Section 409A. The Program shall apply to benefits accrued or vested on or after January 1, 2005 that, pursuant to the effective date rules of Code Section 409A, are subject to the provisions of Code Section 409A.

The Company now hereby amends and restates the Program effective as of January 1, 2009.

ARTICLE 1

DEFINITIONS

1.1	“Actuarial Equivalent” means an amount having equal value to a single life annuity when computed on the basis of the mortality table specified in the Pension Plan and an interest rate equal to the average of the monthly rates for ten-year Constant Maturities for US Treasury Securities for the twelve-month period immediately preceding the month prior to the month in which a determination of benefit occurs, such rate as published in Federal Reserve statistical release H.15(519).

1.2	“Board” means the Board of Directors of Ingersoll-Rand Company Limited.

1.3	“Change in Control” shall have the same meaning as such term is defined in the Ingersoll-Rand Company Limited Incentive Stock Plan of 2007 or any successor or replacement plan thereto, unless a different definition is used for purposes of a change in control event in any severance or employment agreement between an Employer and an Employee, in which event as to such Employee such definition shall apply. The term Change in Control shall refer solely to a Change in Control of Ingersoll-Rand Company Limited.

1.4	“Company” means Ingersoll-Rand Company, and its successors or assigns.

1.5	“Compensation Committee” means the Compensation Committee of the Board.

1.6	“Deferral Plan” means the IR Executive Deferred Compensation Plan and/or the IR Executive Deferred Compensation Plan II.

1.7	“Elected Officer” means an individual elected by the Board as an officer of Ingersoll-Rand Company Limited.

1.8	“Employee” means an individual eligible to participate in the Program as provided in Section 2.1.

1.9	“Employer” means the Company and any domestic or foreign entity in which the Company owns (directly or indirectly) a 50% or greater interest.

1.10	“Estate Program” means the Ingersoll-Rand Company Estate Enhancement Program.

1.11	“Final Average Pay” means, except as provided in Section 5.3 for purposes of disability, the sum of the following:

(a)	for Employees actively employed by an Employer on or after February 1, 2006, the average of each of the three highest bonus awards from the Employer (whether the awards are paid to the Employee, are a Deferral Amount (as such term is defined in the Deferral Plan) or the Employee has elected to forgo a bonus award pursuant to the Estate Program) for the six most recent calendar years, including the year during which the Employee’s Separation from Service occurs, or a Change in Control occurs, but excluding Supplemental Contributions (as such term is defined in the Deferral Plan) or any amounts paid from the Deferred Compensation Account (as such term is defined in the Deferral Plan) or any other account under the Deferral Plan including, but not limited to, amounts paid consisting of Deferral Amounts and Supplemental Contributions and their earnings, and any amounts paid by the Company pursuant to the Estate Program, and

(b)	the Employee’s annualized base salary from the Employer in effect immediately prior to the Employee’s Separation from Service unreduced by any Deferral Amount (as defined in the Deferral Plan) or other elective salary reduction contributions to any plan.

For any Employee who terminated employment with an Employer prior to February 1, 2006, the phrase “five highest bonus awards” shall be substituted for the phrase “three highest bonus awards” in subsection (a). An Employee’s Final Average Pay shall not take account of any bonus awards made by an employer that was not, at the time of the award, an Employer.

1.12	“Foreign Plan” means (i) any plan or program maintained by a foreign Employer (an Employer that is not an entity organized under the laws of the United States) under which cash benefits are payable to an Employee following retirement or other termination of employment, regardless of the form or structure of such plan, and (ii) any other plan, program, or system providing such benefits in respect of services performed by such an Employee for a foreign Employer that is established by the government of a foreign country, mandated under the laws of a foreign country or under a government decree or directive having the force of law, or mandated or maintained under any collective bargaining or similar agreement.

1.13	“Pension Plan” means the Ingersoll-Rand Pension Plan Number One as in effect on January 1, 2003, and as may be amended from time to time.

1.14	“Predecessor Program” means the Ingersoll-Rand Company Elected Officers Supplemental Program, as effective on June 30, 1995, as amended and restated, effective January 1, 2003, and as thereafter amended.

1.15	“Program” means the Ingersoll-Rand Company Elected Officers Supplemental Program II as stated herein and as may be amended from time to time.

1.16	“Retirement” means an Employee’s Separation from Service other than by reason of death or disability (as defined in Section 5.3) at a time when the Employee has satisfied the vesting requirements of Section 4.1.

1.17	“Separation from Service” means an Employer’s separation from service as determined under the general rules under Section 409A of the Code.

1.18	“Year of Service” shall be determined in accordance with the provisions of the Pension Plan or such other qualified defined benefit pension plan or Foreign Plan in which an Employee participates that are applicable to determining the Employee’s years of vesting service under such plan. For purposes of this Section, a qualified defined benefit pension plan means a plan defined in Code Section 414(j) which is sponsored by an Employer. Notwithstanding any provision of the Program to the contrary, in the event an Employee earns one or more hours of service during a calendar year, he shall be credited with a Year of Service with respect to such year for purposes of the Program. Unless otherwise agreed by the Company, an Employee’s Years of Service shall exclude any period of service during which the employer of the Employee was not an Employer under the Program, and shall not include any period of service in a calendar year following the year of the Employee’s Separation from Service.

Whenever the word “he”, “his,” or “him” is used in the Program, such word is intended to embrace within its purview the word “she” or “her”, as may be appropriate.

ARTICLE 2

PARTICIPATION

2.1	Commencement of Participation

An individual employed by the Company shall commence participation in the Program upon (a) becoming an Elected Officer of the Company (or of Ingersoll-Rand Company Limited) and (b) being approved for participation by the Compensation Committee.

2.2	Duration of Participation

An Employee shall continue to participate in the Program until all benefits accrued hereunder have been paid or forfeited.

ARTICLE 3

AMOUNT OF BENEFIT

3.1	Amount of Benefit

An Employee who is a participant in the Program shall be entitled to receive a benefit, determined as of the date of the Employee’s Retirement, death, or, in the case of disability, attainment of age 65, that is equal to (a) minus the sum of (b) and (c), where:

(a)	is the lump sum Actuarial Equivalent of a single life annuity that is equal to the product of:

(i)	his Final Average Pay,

(ii)	his Years of Service (up to a maximum of 35 Years of Service), and

(iii)	1.9% (as further adjusted to give effect to any adjustments required under Sections 5.1, 5.2, and 5.4);

(b)	the benefit offset amount as determined under Appendix A attached hereto from the Pension Plan and any other plan(s) identified in Appendix A; and

(c)	is the benefit payable to the Employee under the Predecessor Program, expressed in the same form and with the same commencement date as the benefit payable to the Employee under this Program.

ARTICLE 4

VESTING

4.1	Vesting

An Employee shall become vested in the benefit provided under the Program upon the earliest of (i) attainment of age 55 and the completion of 5 Years of Service, (ii) attainment of age 62, (iii) death, (iv) disability (to the extent provided in Section 5.3), or (v) a Change in Control. An Employee shall forfeit all right to benefits under the Program upon ceasing to be an employee of any Employer prior to satisfying any of the foregoing vesting conditions.

4.2	Forfeiture for Cause

All benefits for which an Employee would otherwise be eligible hereunder may be forfeited, at the discretion of the Compensation Committee, under the following circumstances:

(a)	The Employee is discharged by the Company for cause, which shall be a breach of the standards set forth in the Ingersoll-Rand Company Code of Conduct; or

(b)	Determination by the Compensation Committee no later than 12 months after termination of employment that the Employee has engaged in serious or willful misconduct in connection with his employment with the Company; or

(c)	The Employee (whether while employed or for two years thereafter) without the written consent of the Company is employed by, becomes associated with, renders service to, or owns an interest in any business that is competitive with the Company or with any business in which the Company has a substantial interest as determined by the Compensation Committee; provided, however, that an Employee may own up to 1% of the publicly traded equity securities of any business, notwithstanding the foregoing.

ARTICLE 5

DISTRIBUTIONS

5.1	Retirement

Upon an Employee’s Retirement, the benefit described in Section 3.1 shall be subject to further adjustment as follows:

(a)	Retirement at Age 62 – Upon attaining age 62, an Employee may retire and receive the benefit determined under Section 3.1.

(b)	Retirement before Age 62 – If an Employee who has become vested in accordance with Section 4.1 retires before attaining age 62, he will receive a benefit under the Program equal to the benefit he would have received upon Retirement at age 62, provided however that:

(i)	the amount determined under Section 3.1(a) shall be reduced by 0.429% for each month that the date of the Employee’s Retirement precedes attainment of age 65;

(ii)	the benefit offset amount as determined under Appendix A from the Pension Plan and any other plan(s) identified in Appendix A, as adjusted under the terms of the applicable plan(s) for retirement to the earliest date on which the Employee may retire and begin receiving a benefit under such plan(s), and as further adjusted, if necessary, to an actuarially equivalent benefit payable on the date of the Employee’s Retirement; and

(iii)	for years prior to Social Security normal retirement age, the Social Security Primary Insurance Amount (as defined in Appendix A) shall be reduced by the same factors used by the Social Security Administration to adjust benefits payable at age 62 or later, and by 0.3% for each month that the date of the Employee’s Retirement precedes attainment of age 62.

(c)	Retirement after Age 62 – If an Employee retires after age 62, he will receive a benefit equal to the greater of:

(i)	the benefit determined under Section 3.1 as of his date of Retirement, or

(ii)	the benefit he would have received had his Retirement occurred at age 62, credited with interest from the date he attained age 62 until his date of Retirement. For purposes of this subsection (ii), the interest rate will be equal to the average of the monthly rates for ten-year Constant Maturities for US Treasury Securities for the twelve-month period immediately preceding the month prior to the month in which a determination of benefit occurs, as quoted by the Federal Reserve.

5.2	Time and Form of Distribution

(a)	Benefits under the Program shall be payable solely in a single lump sum. In the case of Retirement, the lump sum benefit shall be paid on the later of (i) the first business day that is six months after the date of the Employee’s Retirement, or (ii) the first business day of the calendar year following the year of the Employee’s Retirement. In the case of disability or death, the lump sum benefit shall be paid on the payment date prescribed by Section 5.3 or Section 5.4, as applicable.

(b)	The lump sum amount determined under Sections 3.1 and 5.1, shall be credited with interest from the determination date under Section 3.1 until the date of distribution at the average of the monthly rates for ten-year Constant Maturities for U.S. Treasury Securities for the twelve-month period immediately preceding the month prior to the month in which a determination of benefit occurs, as quoted by the Federal Reserve.

5.3	Disability

An Employee who becomes disabled prior to his or her Separation from Service and who remains continuously disabled until attaining age 65 (or earlier death) shall continue to accrue benefits (and Years of Service) under the Program as if he continued to be employed by the Company and his Retirement occurred upon his attainment of age 65 (or earlier death). Such Employee shall be paid the lump sum, determined under Sections 3.1 and 5.2 of the Program, on the first business day of the month following the month the Employee attains age 65 (or such earlier date applicable to death benefits under Section 5.4(a)).

Notwithstanding any other provision of the Program to the contrary, when determining Final Average Pay for an Employee who is disabled under the provisions of this Section, Final Average Pay means the sum of:

(a)	the average of each of the three highest bonus awards (whether the awards are paid to the Employee, are a Deferral Amount (as such term is defined in the Deferral Plan) or the Employee has elected to forgo a bonus award pursuant to the Estate Program) during the six most recent calendar years, including the year during which the Employee’s disability occurs, (or, if the average of the three highest bonus awards would be greater, the six most recent calendar years prior to the year in which the Employee’s disability occurs), but excluding Supplemental Contributions (as such term is defined in the Deferral Plan) or any amounts paid from the Deferred Compensation Account (as such term is defined in the Deferral Plan) or any other account under the Deferral Plan including, but not limited to, amounts paid consisting of Deferral Amounts and Supplemental Contributions and their earnings, and any amounts paid by the Company pursuant to the Estate Program, and

(b)	the Employee’s annualized base salary in effect as of the date he became disabled.

An Employee who is no longer disabled under this Section 5.3 and who returns to the employ of an Employer, shall be entitled to accrue benefits under this Section 5.3 for the period of his disability.

An Employee who is no longer disabled under this Section 5.3 and who does not return to the employ of the Company or an affiliated company, shall not be entitled to accrue any benefits under this Section 5.3 for any portion of the period of his disability.

For purposes of the Program, an Employee shall be disabled if he has: (a) a condition under which the Employee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (b) any other condition under which the Employee is considered “disabled” within the meaning of Code Section 409A(a)(2)(C).

5.4	Death

(a)	In the event of an Employee’s death prior to Retirement, his beneficiary shall receive a lump sum payment determined under Section 3.1 as if the Employee retired on the date of death, provided that if the Employee’s death occurs prior to his attainment of age 55, such death benefit shall be reduced by 0.3% for each month that the benefit commences before the Employee would have reached age 65. Such lump sum benefit shall be payable thirty (30) days after the date of the Employee’s death, or as soon as practicable thereafter.

(b)	The Employee’s beneficiary(ies) shall be the same as the Employee’s beneficiary(ies) under the Pension Plan, or, if the Employee was not a participant in the Pension Plan, such other qualified defined benefit pension plan or Foreign Plan in which the Employee has participated. If the Employee was not a participant in, or has no beneficiary under, the Pension Plan, another qualified defined benefit pension plan, or a Foreign Plan, the Employee’s estate shall be the beneficiary.

5.5	No Acceleration

Except to the extent permitted under Code Section 409A, no benefits or payments under the Program shall be accelerated at any time.

ARTICLE 6

FUNDING

6.1	Funding

Except as provided in Section 7.1 hereof, neither the Company nor any of its affiliates shall have any obligation to fund the benefit that an Employee earns under the Program.

6.2	Company Obligation

Notwithstanding the provisions of any trust agreement or similar funding vehicle to the contrary, the Company shall remain obligated to pay benefits under the Program. Nothing in the Program or any trust agreement shall relieve the Company of its liabilities to pay benefits under the Program except to the extent that such liabilities are met by the distribution of trust assets.

ARTICLE 7

CHANGE IN CONTROL

7.1	Contributions to Trust

In the event that a Change in Control has occurred, the Company shall be obligated to contribute to a trust (which may include a pre-existing trust established to enable the Company to satisfy its nonqualified benefit obligations) an amount necessary to fund the accrued benefit earned by the Employee under the Program (assuming immediate benefit commencement) determined as of the last day of the calendar month immediately preceding the date the Board determines that a Change in Control has occurred. If the Employee shall not have attained age 55, his annual benefit shall be determined on the same basis used to determine his accrued benefit in the case of death as specified in Section 5.4.

7.2	Amendments

Following a Change in Control of Ingersoll-Rand Company Limited, any amendment modifying or terminating the Program shall have no force or effect.

ARTICLE 8

MISCELLANEOUS

8.1	Amendment and Termination

Except as provided in Section 7.2, the Program may, at any time and from time to time, be amended or terminated without the consent of any Employee or beneficiary, (a) by the Board or the Compensation Committee, or (b) in the case of amendments which do not materially modify the provisions hereof, the Administrative Committee (as described in Section 8.5); provided, however, that no such amendment or termination shall reduce any benefits accrued or vested under the terms of the Program as of the date of termination or amendment.

8.2	No Contract of Employment

The establishment of the Program or any modification hereof shall not give any Employee or other person the right to remain in the service of the Company or any of its subsidiaries, and all Employees and other persons shall remain subject to discharge to the same extent as if the Program had never been adopted.

8.3	Withholding

The Company shall be entitled to withhold from any payment due under the Program any and all taxes of any nature required by any government to be withheld from such payment.

8.4	Loans

No loans to Employees shall be permitted under the Program.

8.5	Compensation Committee

The Program shall be administered by the Compensation Committee (or any successor committee) of the Board. The Compensation Committee has delegated to the members of the administrative committee appointed by the Company’s Chief Executive Officer (the “Administrative Committee”) the authority to administer the Program in accordance with its terms. Subject to review by the Compensation Committee, the Administrative Committee shall make all determinations relating to the right of any person to a benefit under the Program, and unless modified by the Compensation Committee, any determination by the Administrative Committee shall be conclusive and binding upon all affected parties. Any denial by the Administrative Committee of a claim for benefits under the Program by an Employee or beneficiary shall be stated in writing by the Administrative Committee and delivered or mailed to the Employee or beneficiary. Such notice shall set forth the specific reasons for the Administrative Committee’s decision. In addition, the Administrative Committee shall afford a reasonable opportunity to any Employee or beneficiary whose claim for benefits has been denied for a review of the decision denying this claim.

8.6	Entire Agreement; Successors

The Program, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Company and any Employee regarding the Program. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the Company and any Employee regarding the provisions of the Program, other than those set forth herein. Notwithstanding the previous sentence, to the extent any written agreement between the Company and an Employee modifies the provisions of the Program with respect to the Employee, such agreement shall be deemed to modify the provisions of the Program but only to the extent such agreement is approved by the Compensation Committee. The Program and any amendment hereof shall be binding on the Company, and the Employees and their respective heirs, administrators, trustees, successors and assigns, including but not limited to, any successors of the Company by merger, consolidation or otherwise by operation of law, and on all designated beneficiaries of the Employee.

8.7	Severability

If any provisions of the Program shall, to any extent, be invalid or unenforceable, the remainder of the Program shall not be affected thereby, and each provision of the Program shall be valid and enforceable to the fullest extent permitted by law.

8.8	Governing Law

Except as preempted by federal law, the laws of the State of New Jersey shall govern the Program.

8.9	Participant as General Creditor

Benefits under the Program shall be payable by the Company out of its general funds. The Company shall have the right to establish a reserve or make any investment for the purposes of satisfying its obligations hereunder for payment of benefits at its discretion, provided, however, that no Employee eligible to participate in the Program shall have any interest in such investment or reserve. To the extent that any person acquires a right to receive benefits under the Program, such rights shall be no greater than the right of any unsecured general creditor of the Company.

8.10	Nonassignability

To the extent permitted by law, the right of any Employee or any beneficiary in any benefit hereunder shall not be subject to attachment, garnishment, or any other legal or equitable process for the debts of such Employee or beneficiary nor shall any such benefit be subject to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance.

IN WITNESS WHEREOF, the Company has caused this Program to be executed by its duly authorized representative on this 22nd day of December, 2008.

INGERSOLL-RAND COMPANY

By:	/s/ Marcia J. Avedon
Marcia Avedon
Senior Vice President

APPENDIX A

The sum of the following benefit offset amount shall be used for purposes of Sections 3.1(b) and 5.1(b) of the Program, irrespective of whether the Employee commences to receive a benefit under any of the plans identified below at the date the Employee’s benefit under the Program is determined:

(a)	All employer-paid benefits under any qualified defined benefit plan (as defined in Code Section 414(j)) and associated supplemental plans (including the Ingersoll-Rand Company Supplemental Pension Plan II) sponsored by the Company. For purposes of this Paragraph (a), the amount of any pension payable under the Clark Equipment Company Retirement Program for Salaried Employees shall be determined without reduction by the lifetime pension equivalent of the Employee’s vested interest in his PPOA Account (as such term is defined in the IR/Clark Leveraged Employee Stock Ownership Plan).

The Employee’s benefit, if any, under any qualified defined benefit plan and associated supplemental plans described in the previous paragraph, shall be determined as a life annuity based on the Employee’s credited period of service under such plan through the date of the Employee’s Separation from Service, converted to a lump sum in accordance with the factors used to determine lump sum distributions under such plan(s) or, if lump sum distributions are not available under such plan(s), as the lump sum Actuarial Equivalent of the accrued and vested benefits under such plan(s).

(b)	The Social Security Primary Insurance Amount (as defined below) estimated at age 65, multiplied by a fraction, the numerator of which is his Years of Service (up to a maximum of 35 Years of Service), and the denominator of which is 35.

For purposes of the Program, “Social Security Primary Insurance Amount” means the amount of the Employee’s annual primary old age insurance determined under the Social Security Act in effect at the date of determination and payable in accordance with (i) or (ii) below.

(i)	For benefits determined on or after age 65, payable for the year following his date of retirement.

(ii)	For benefits determined before the Employee attains age 65, payable for the year following his retirement or death (or which would be payable when he first would have become eligible if he were then unemployed), assuming he will not receive after retirement (or death) any income that would be treated as wages for purposes of the Social Security Act.

For purposes of determining the Social Security Benefit under paragraphs (i) and (ii) above, an Employee’s covered earnings under said Act for each calendar year preceding the Employee’s first full calendar year of employment shall be determined by multiplying his covered earnings subsequent to the year being determined by the ratio of the average per worker total wages as reported by the Social Security Administration for the calendar year being determined to such average for the calendar year subsequent to the year being determined.

The “Social Security Primary Insurance Amount” determined above shall be converted to a lump sum that is the Actuarial Equivalent of such benefit.

(c)	An Employee’s accrued benefit under any qualified defined benefit pension plan (as defined in Code Section 414(j)) and any nonqualified pension plan with respect to any business that was acquired by the Company or any of its affiliates (“Acquired Business”) in respect of any period of service with the Acquired Business that is counted as a Year of Service under the Program. Each such pension plan, including but not limited to the Ingersoll Rand Company/Thermo King Executive Pension Plan, the Hussmann Corporation Supplemental Executive Retirement Plan, and the Trane Inc. Executive Supplemental Retirement Benefit Program, is referred to herein as a “Former Plan.” The Employee’s accrued benefit under the Former Plan shall be determined as a life annuity payable as of the date of determination, using the Former Plan’s early retirement factors, if applicable, and converted to a lump sum based on the factors used to determine lump sum distributions under the Former Plan or, if lump sum distributions are not available under the Former Plan, as the lump sum Actuarial Equivalent of the benefits accrued under the Former Plan.

(d)	Any and all benefits accrued or accumulated by the Employee under any Foreign Plan (as defined in Section 1.12 of the Program) in respect of any period of service with a foreign Employer that is counted as a Year of Service under the Program, excluding any benefit attributable to the Employee’s own contributions (whether voluntary or mandatory) under any Foreign Plan. Such benefits shall be converted to a lump sum based on the factors used to determine lump sum distributions under such plan(s) or, if lump sum distributions are not available under such plan(s), as the lump sum Actuarial Equivalent of the benefits accrued under such plan(s).